PGIM Partners Group Private Markets Multi-Asset Fund

SUBADVISORY AGREEMENT

Agreement made the 7th day of July, 2026 among PGIM Investments LLC (PGIM Investments or the Manager), a New York limited liability company and Partners Group (USA) Inc., a Delaware corporation (the Subadviser).

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated July 7, 2026, with PGIM Partners Group Private Markets Multi-Asset Fund (the Fund), a Delaware statutory trust, and a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments acts as the investment manager of the Fund; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, and the Board of Trustees of the Fund (the Board) desire to retain the Subadviser to provide investment subadvisory services to the Fund and to manage such portion of the Fund as the Manager shall from time to time direct, and the Subadviser is willing to render such investment subadvisory services; and

WHEREAS, Subadviser is registered with the Securities and Exchange Commission (the Commission) as an investment adviser under the Investment Advisers Act of 1940, as amended (the Advisers Act); and

NOW, THEREFORE, the Parties agree as follows:

1.(a) Subject to the supervision of the Manager and the Board, the Subadviser shall manage such portion of the Fund’s portfolio as delegated to the Subadviser by the Manager, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in its then current registration statement (such registration statement as currently in effect and as amended or supplemented from time to time, being herein called the Registration Statement), and subject to the following understandings:

(i)The Subadviser shall provide supervision of such portion of the Fund’s investments as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund (plus make determinations with respect to all investments, reinvestments and proceeds of the sale thereof,), and what portion of the assets will be invested or held uninvested as cash or cash equivalents (the Sub-Advised Assets).

(ii)In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Fund, as amended, the By-laws of the Fund, the

Registration Statement of the Fund, and the Fund’s valuation procedures and any other procedures adopted by the

Board applicable to the Fund (and any amendments thereto) as provided to it by the Manager (the Fund Documents) and with the reasonable instructions and directions of the Manager and the instructions and directions of the Board, co-operate with the Manager’s (or its designees’) personnel responsible for monitoring the Fund’s compliance and will conform to, and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall prepare and file such Fund reports as the Commission requires, or may in the future require the Subadviser to file. The Manager shall provide the Subadviser with copies of any updated Fund Documents promptly upon request, adoption or amendment of such Fund Documents.

(iii)With respect to the Sub-Advised Assets, the Subadviser shall determine the securities and other financial instruments to be purchased or sold and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker, dealer or futures commission merchants affiliated with the Manager or the Subadviser) to carry out the policy with respect to brokerage as set forth in the Fund’s Registration

Statement or as the Board may direct in writing from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser will act in accordance with its best execution obligations pursuant to applicable law. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Manager (or the Subadviser) to the Fund each shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. Pursuant to the rules promulgated under Section 326 of the USA PATRIOT Act, broker-dealers are required to obtain, verify and record information that identifies each person who opens an account with them. In accordance therewith, broker-dealers whom the Subadviser selects to execute transactions in the Fund’s account may seek identifying information about the Fund.

On occasions when the Subadviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations and in compliance with applicable relief granted by the Commission, may, but shall be under no obligation to, aggregate the securities or other financial instruments to be sold or purchased. In such event, allocation of the securities or other financial instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv)The Subadviser shall maintain all books and records with respect to the Fund’s portfolio transactions effected by them as required by Rule 31a-1 under the 1940 Act, and shall render to the Board such periodic and special reports as the Board may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with the Board or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities or other financial instruments.

(v)The Subadviser or an affiliate shall provide the Fund’s custodian (the Custodian) on each business day with information relating to all transactions concerning the Sub-Advised Assets, and shall provide the Manager with such information upon request of the Manager.

(vi)The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.

(vii)The Subadviser acknowledges that the Manager and the Fund may rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and, as applicable, the Subadviser hereby agrees that it shall not consult with any other subadviser to the Fund with respect to transactions in securities for the Fund’s portfolio or any other transactions of Fund assets.

(b)The Subadviser shall keep the Fund’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser’s services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 and Rule 31a-

4 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c)In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, Advisers Act, and other applicable state and federal regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which it shall provide to the Manager and the Fund upon reasonable request. The Subadviser shall assure that its employees comply in all material respects with the provisions of Section 16 of the 1934 Act, and to cooperate reasonably with the Manager for purposes of filing any required reports with the Commission or such other regulator having appropriate jurisdiction.

(d)The Subadviser shall maintain written codes of ethics (the Code of Ethics) that the Subadviser reasonably believes comply with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Fund, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating the Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement.

(e)Upon the Manager’s reasonable request, the Subadviser shall furnish to the Manager copies of all investment-related records prepared and maintained in connection with the performance of this Agreement.

(f)The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the Sub-Advised Assets, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(g)The Subadviser acknowledges that it is responsible for providing the Manager with its views regarding whether market quotations are readily available for the Sub-Advised Assets, whether those market quotations are reliable for purposes of valuing the Sub-Advised Assets and promptly notifying the Manager upon the occurrence of any significant event with respect to any of the portion of the Sub-Advised Assets in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff, subject to compliance with the 1940 Act, including Rule 2a-5 thereunder, and the Fund’s valuation policies and procedures. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will provide information to the Board or the Manager regarding the valuation of securities of the Fund as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

(h)The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Sub- Advised Assets required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the Commission. The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Fund’s principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Fund and the Manager if the Subadviser becomes aware of any information in the Registration Statement that is (or will become) materially inaccurate or incomplete.

(i)The Subadviser shall comply with the Fund Documents provided to the Subadviser by the Manager or the Fund. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach by the Subadviser of such Fund Documents.

(b)The Subadviser shall keep the Fund and the Manager informed of developments relating to its duties as Subadviser where the Subadviser has knowledge that would materially affect the Fund. In this regard, the Subadviser shall provide the Fund, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Manager may from time to time reasonably request and in such form as may be mutually agreed upon by the Subadviser and the Manager. Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board with reports regarding the Subadviser’s management of the Sub-Advised Assets during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager. The Subadviser shall certify quarterly to the Fund and the Manager that the Subadviser and its “Advisory Persons” (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Code of Ethics and the Subadviser’s compliance programs, respectively, to the Fund and the Manager. Upon written request of the Fund or the Manager with respect to material violations of the Code of Ethics directly affecting the Fund, the Subadviser shall permit representatives of the Fund or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics.

2.The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Manager shall provide (or cause the Custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of the Fund that affect the duties of the Subadviser).

3.For the services provided by the Subadviser pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor a subadvisory fee and, as applicable, a percentage of the Incentive Fee (as defined in the Management Agreement), as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadviser under this Agreement is contingent upon the Manager's receipt of payment from the Fund for management services described under the Management Agreement between the Fund and the Manager. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4.(a) The Subadviser acknowledges that, in the course of its engagement by the Manager, the Subadviser may receive or have access to confidential and proprietary information of the Manager or third parties with whom the Manager conducts business. Such information is collectively referred to as “Confidential Information.” Confidential Information includes the Manager’s business and other proprietary information, written or oral.

(b)The Subadviser certifies that (i) its treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains effective written information security programs (the Information Security Program) including administrative, technical, and physical safeguards and other security measures necessary to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the Manager, or to any person who may be identified by Confidential Information. The Subadviser shall immediately notify the Manager if the Subadviser is in material breach of this Section. At the Manager’s request, the Subadviser agrees to certify (in writing) to the Manager its compliance with the terms of this Section.

(c)The Subadviser shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of the Subadviser’s employees who require such access in order to provide the services to the Manager.

(d)The Subadviser shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls. Such assessments will also consider the Subadviser’s compliance with the Information Security Program and the laws applicable to the Subadviser.

(e)The Subadviser shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks. If any testing detects any intrusions in any information technology systems processing, storing or transmitting any of the Manager’s Confidential Information, the Subadviser shall promptly report those findings to the Manager.

(f)The Subadviser shall notify the Manager, promptly and without unreasonable delay, but in no event more than 48 hours of learning of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to Confidential Information may have occurred or is under investigation (a Security Incident). Thereafter, the Subadviser shall: (i) promptly furnish to the Manager full details of the Security Incident; (ii) assist and cooperate with the Manager and the Manager’s designated representatives in the Manager’s investigation of the

Subadviser, employees or third parties related to the Security Incident. The Subadviser will make available to the Manager all relevant records, logs, files, and data; (iii) cooperate with the Manager in any litigation or other formal action against third parties deemed necessary by the Manager to protect the Manager’s rights; and (iv) take appropriate action to prevent a recurrence of any Security Incident.

5.(a) The Manager acknowledges that, in the course of its engagement of the Subadviser, the Manager may receive or have access to confidential and proprietary information of the Subadviser or third parties with whom the Subadviser conducts business. Such information is collectively referred to as “Subadviser Confidential Information.” Subadviser Confidential Information includes the Subadviser’s business and other proprietary information, written or oral.

(b)The Manager certifies that (i) its treatment of Subadviser Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains effective an Information Security Program including administrative, technical, and physical safeguards and other security measures necessary to (a) ensure the security and confidentiality of Subadviser Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Subadviser Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Subadviser Confidential Information that could result in substantial harm or inconvenience to the Subadviser, or to any person who may be identified by Subadviser Confidential Information. The Manager shall immediately notify the Subadviser if the Manager is in material breach of this Section. At the Subadviser's reasonable request, the Manager agrees to certify (in writing) to the Subadviser its compliance with the terms of this Section.

(c)The Manager shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of the Manager’s employees who require such access in order to provide the services to the Subadviser.

(d)The Manager shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Subadviser Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls. Such assessments will also consider the Manager's compliance with the Information Security Program and the laws applicable to the Manager.

(e)The Manager shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks. If any testing detects any intrusions in any information technology systems processing, storing or transmitting any of the Subadviser's Subadviser Confidential Information, the Manager shall promptly report those findings to the Subadviser.

(f)The Manager shall notify the Subadviser, promptly and without unreasonable delay, but in no event more than 48 hours of learning of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to Subadviser Confidential Information may have occurred or is under investigation (a Security Incident). Thereafter, the Manager shall: (i) promptly furnish to the Subadviser full details of the Security Incident; (ii) assist and cooperate with the Subadviser and the Subadviser's designated representatives in the Subadviser's investigation of the Manager, employees or third parties related to the Security Incident. The Manager will make available to the Subadviser all relevant records, logs, files, and data; (iii) cooperate with the Subadviser in any litigation or other formal action against third parties deemed necessary by the Subadviser to protect the Subadviser's rights; and (iv) take appropriate action to prevent a recurrence of any Security Incident.

6.The Subadviser will not engage any third party to provide services to the Sub-Advised Assets without the express written consent of the Manager; provided the Subadviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement and in conformity with the stated investment strategies and restrictions in the Fund’s prospectus without any prior approval from the Manager. These may include, without limitation, brokerage agreements, clearing agreements, account documents, futures and options agreements, swap agreements and other investment related agreements. To the extent that the Subadviser engages a third party service provider, the Subadviser assumes all responsibility for any action or inaction of the service provider as it relates to the Fund’s portfolio as delegated to the Subadviser by the Manager. In addition, the Subadviser shall indemnify the Manager on the same basis as provided in Section 10 of this Agreement for actions that arise out of or relate to the provision of services provided by any such service provider.

7.Subadviser represents, warrants and covenants to the Manager that:

(a)The Subadviser is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

(b)The Subadviser is duly organized and validly existing under the laws of the state in which is organized or incorporated with the power to carry on the business in which it currently engaged;

(c)The execution, delivery and performance of this Agreement does not violate its organizational documents or any other agreement or other instrument to which the Subadviser is bound;

(d)The Subadviser has the power, authority and legal right to execute, deliver and perform this Agreement and the transactions contemplated hereby, has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(e)This Agreement constitutes the legal, valid and binding obligations of the Subadviser enforceable against the Subadviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law);

(f)The Subadviser shall provide the Manager with all information reasonably requested by the Manager in order to comply with the provisions hereof, the 1940 Act, the Advisers Act and the regulations promulgated thereunder;

(g)The Subadviser will promptly notify the Manager of the occurrence of any event that would disqualify the Subadviser from serving as subadviser to the Fund pursuant to Section 9(a) of the 1940 Act or otherwise;

(h)The Subadviser understands, acknowledges and agrees that it is the Manager’s policy to comply with anti-money laundering, embargo and trade sanctions, and similar laws, regulations, requirements (whether or not with force of law) and regulatory policies to which the Manager is or may become subject. The Subadviser hereby agrees to promptly provide additional information or take such other actions as may be reasonably necessary for the Manager to comply with any such requirements, related legal process or appropriate requests (whether formal or informal) or otherwise, in each case subject to applicable confidentiality obligations; and

(i)The Subadviser will promptly notify the Manager of any material change to accuracy of the representations, warrantees and covenants of this Section 7.

8.Manager represents, warrants and covenants to the Subadviser that:

(a)The Manager has been duly authorized by the Board to delegate to the Subadviser the provision of investment services to the Fund as contemplated in this Agreement;

(b)The Manager is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

(c)The Manager is duly organized and validly existing under the laws of the state in which is organized or incorporated with the power to carry on the business in which it currently engaged;

(d)The execution, delivery and performance of this Agreement does not violate its organizational documents or any other agreement or other instrument to which the Manager is bound;

(e)The Manager has the power, authority and legal right to execute, deliver and perform this Agreement and the transactions contemplated hereby, has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(f)This Agreement constitutes the legal, valid and binding obligations of the Manager enforceable against the Manager in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law);

(g)The Manager shall provide the Subadviser with all information reasonably requested by the Subadviser in order to comply with the provisions hereof, the 1940 Act, the Advisers Act and the regulations promulgated thereunder; and

(h)The Manager will promptly notify the Subadviser of the occurrence of any event that would disqualify the Manager from serving as investment adviser to the Fund pursuant to Section 9(a) of the 1940 Act or otherwise; and

(i)The Manager acknowledges that it has received a copy of the Subadviser’s current Form ADV; and

(j)The Manager will promptly notify the Subadviser of any material change to accuracy of the representations, warrantees and covenants of this Section 8.

9.During the term of this Agreement, the Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement, including, but not limited to (a) expenses of all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to perform its duties under this Agreement, and (b) expenses of administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the conduct of the Subadviser’s duties under this Agreement. Except as may otherwise be agreed by the Manager, the Subadviser and the Fund, or as otherwise set forth in this Agreement, the Subadviser shall not be responsible for the Fund’s expenses, including, but not limited to, the cost of securities, derivatives, commodities and other investments purchased for the Fund and any losses incurred therewith, brokerage commissions and other transaction charges incurred in connection with such investments, and expenses of custody of such investments nor any expenses payable directly to third parties pursuant to separate contractual arrangements between (i) the Fund, its subsidiaries, the Manager, or an affiliate of the Manager and (ii) such third parties, in connection with the Subadviser’s performance of its duties as described in this Agreement. Except as set forth in this Agreement to the contrary or as may otherwise be agreed by the Manager, the Subadviser and the Fund, neither the Manager, the Subadviser nor the Fund shall be responsible for any other party’s expenses.

10.The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Fund may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Manager’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, its affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

11.The parties agree that the names of the Subadviser and its affiliates, and their logos, trademarks, service marks or trade names, and any derivatives of such (collectively, Subadviser Property) are the valuable property of the Subadviser and its affiliates. The parties also agree that the names of the Manager and its affiliates, and their logos, trademarks, service marks or trade names, and any derivatives of such (collectively, Manager Property) are the valuable property of the Subadviser and its affiliates.

(a)Permitted Use. The Manager and the Fund may use Subadviser Property only: (i) to identify the Subadviser as the sub- adviser to the Fund as required by law or governmental regulations; and (ii) in marketing materials for the Fund or for insurance or annuity products that offer the Fund as an investment option, provided that such use is limited to: (a) identifying the Subadviser and the services performed for the Fund by the Subadviser; and (b) providing biographical information about the Subadviser that is accurately derived from information provided by the Subadviser or its affiliates. The Manager and the Fund agree to provide samples of any material that uses Subadviser Property prior to their public use and to abide by guidance provided by the Subadviser and its affiliates regarding proper use of Subadviser Property. Any other use of Subadviser Property must be expressly pre-approved in writing by the Subadviser. Any change in any approved use of Subadviser Property, including, without limitation, a change in a Fund name that includes Subadviser Property, requires prior approval in writing by the Subadviser or its appropriate affiliate. Upon termination of this Agreement, the Manager and the Fund shall forthwith cease to use Subadviser Property except to the limited extent necessary to comply with laws, governmental regulations, or a court order. In addition, the Manager and Fund shall cease use of the Subadviser's name immediately if Subadviser ceases to be the sub-adviser to the Fund.

The Subadviser may use Manager Property only: (i) to identify the Manager as the investment manager to the Fund as required by law or governmental regulations; and (ii) in marketing materials for the Fund or for insurance or annuity products that offer the Fund as an investment option, provided that such use is limited to: (a) identifying the Manager and the services performed for the Fund by the Manager; and (b) providing biographical information about the Manager that is accurately derived from information provided by the Manager or its affiliates. The Subadviser agrees to provide samples of any material that uses Manager Property prior to their public use and to abide by guidance provided by the Manager and its affiliates regarding proper use of Manager Property. Any other use of Manager Property must be expressly pre-approved in writing by the Manager. Any change in any approved use of Manager Property requires prior approval in writing by the Manager or its appropriate affiliate. Upon termination of this Agreement, the Subadviser shall forthwith cease to use Manager Property except to the limited extent necessary to comply with laws, governmental regulations, or a court order.

(b)Unauthorized Use. If the Manager or the Fund makes any unauthorized use of Subadviser Property, the parties acknowledge that the Subadviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate, and the Subadviser and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law.

If the Subadviser makes any unauthorized use of Manager Property, the parties acknowledge that the Manager and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate, and the Manager and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law.

12.This Agreement shall become effective as of the date hereof and, unless sooner terminated with regard to the Fund as set forth below, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of 12 months only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than

30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Fund and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser. The Manager agrees that it will promptly notify the Subadviser of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Manager.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 655 Broad Street, 6th Floor, Newark, NJ 07102-4077, Attention: Chief Legal Officer; (2) to the Fund at 655 Broad Street, 6th Floor, Newark, NJ 07102-4077, Attention: Chief Legal Officer; or (3) to the Subadviser at Partners Group (USA) Inc., 1200 Entrepreneurial Drive, Broomfield, CO 80021 Attention: Brian Igoe, E-mail:

Brian.igoe@partnersgroup.com.

13.Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

14.During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal offices all prospectuses, registration statements, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and only use such material in compliance with Section 11 of this Agreement. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

15.This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

16.This Agreement shall be governed by the laws of the State of New York without reference to its conflicts of laws provisions (other than Section 5-1401 of the New York General Obligations Law); provided that nothing herein shall be construed in a manner that is inconsistent with the Advisers Act to the extent the Advisers Act is applicable. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party hereto hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules or regulations adopted under the 1940 Act, orders, or other published guidance of the Commission or its staff issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation, order, or other published guidance of the Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order, or other published guidance.

18.Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19.Except as provided in Section 10 with respect to the indemnified persons, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

20.This Agreement may be executed by facsimile or .pdf signature and in several counterparts, each of which shall be an original and all of which shall together constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. This Agreement may be executed and delivered by electronic signatures and the electronic signatures appearing on this Agreement is the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

21.The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

22.The provisions of Sections 4, 10, 11, 16-22 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By:	/s/ Scott Benjamin
Name:	Scott Benjamin
Title:	Executive Vice President

PARTNERS GROUP (USA) INC.

By:	/s/ Helen Flood
Name:	Helen Flood
Title:	Authorized Signer

PARTNERS GROUP (USA) INC.

By:	/s/ Brian Igoe
Name:	Brian Igoe
Title:	Authorized Signatory